UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report:  December 10, 2008

  CUMMINS INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street
P. O. Box 3005
Columbus, IN  47202-3005
(Principal Executive Office)  (Zip Code)

Registrant's telephone number, including area code:  (812) 377-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

Item 9.01. Financial Statements and Exhibits.

(d)	The following exhibit is furnished herewith:

                    99-Press Release dated December 5, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2008

CUMMINS INC.
/s/ Marsha L. Hunt ______________________________ Marsha L. Hunt Vice President - Corporate Controller (Principal Accounting Officer)

Contact:

Mark Land – Director of Public Relations

(317) 610-2456

mark.d.land@cummins.com

For Immediate Release

December 5, 2008

Cummins to reduce worldwide professional workforce by at least 500 employees in response to global economic slowdown

COLUMBUS, IND. – Cummins Inc. (NYSE: CMI) announced today that it will reduce its professional workforce worldwide by at least 500 employees – or approximately 3.5 percent – by the end of 2008 as a result of the continued deterioration in the U.S. economy and many other key markets around the world.

The employee reductions will come from all parts of the Company. In order to minimize the impact of involuntary employment actions, the Company has decided to offer a voluntary retirement package to certain active professional employees in the United States based on a clearly defined set of criteria.

Those employees being offered a chance to participate in the program will have until December 11 to accept the compensation packages, which include salary and continuation of benefits, including health care, for nine months following their retirements.

The remainder of the reductions will be involuntary. Employees affected by these job actions will, in most cases, be notified by December 18 and the reductions are expected to take effect by December 31.The costs associated with the employee reductions will be recognized in the Company’s fourth quarter earnings.

“Cummins already has taken a number of actions across the company to try to bring costs in line with our reduced current demand and to meet the expected challenges of 2009,” said Cummins Chairman and Chief Executive Officer Tim Solso. “Despite those efforts, we have now reached a point where we will have to take more significant steps to reduce our professional workforce around the world.”

Cummins has deployed its “rings of defense” approach to reducing costs at manufacturing and logistics locations worldwide. The actions taken so far include:

  Initiating temporary plant shutdowns, shortened work weeks and extending traditional holiday closing periods;

  Reducing by several hundred the number of contingent workers in manufacturing and logistics locations around the world;

  Eliminating overtime in many locations;

  Eliminating nearly 100 hourly positions in the Company’s Fuel Systems plant in Juarez, Mexico, and another 85 hourly employees in the Mid-Range engine plant in Darlington, U.K.

 In addition, Cummins has aggressively cut costs and reduced spending in all areas, including:

  Prioritizing IT and capital spending to focus on the Company’s most pressing needs and projects;

  Severely restricting hiring across most of the Company;

  Cutting discretionary spending, such as travel and conferences.

Cummins will continue to use its rings of defense strategy to reduce manufacturing and logistics costs in the future, as well as continue looking for other ways to cut costs throughout the Company.

“These are difficult times, but in many ways we are better positioned to weather a downturn than at any time in our history,” Solso said. “Our debt is less than 15 percent of our total capital.  We have healthy cash balances and our business operations continue to generate cash.  We also have a $1.1 billion revolving credit line for additional liquidity.

“We are committed to doing what is necessary to emerge from this downturn a stronger company and resume our recent history of strong growth once our markets begin to improve.”

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. Cummins reported net income of $739 million on sales of $13.05 billion in 2007. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.